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                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                           HAGEDORN PARTNERSHIP, L.P.








                            Dated as of June 16, 1995



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                                TABLE OF CONTENTS

                                                                            Page

1.   ORGANIZATION........................................................1
     1.1.     Formation of Limited Partnership...........................1
     1.2.     Name.......................................................1
     1.3.     Purpose....................................................1
     1.4.     Places of Business.........................................1
     1.5.     Registered Office and Agent in Delaware....................2
     1.6.     Fiscal Year................................................2
     1.7.     Powers.....................................................2
2.   PARTNERS............................................................2
     2.1.     General and Limited Partners...............................2
     2.2.     Liability of General Partners..............................2
     2.3.     Limited Liability of Limited Partners......................3
     2.4.     No Obligation to Replenish Negative Capital Account........3
     2.5.     Partnership Property; Partnership Interests................3
3.   CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS................3
     3.1.     Capital Contributions......................................3
     3.2.     Capital Accounts...........................................4
     3.3.     Allocations to Capital Accounts............................4
     3.4.     Tax Allocations............................................5
     3.5.     Special Allocations........................................5
4.   DISTRIBUTIONS.......................................................7
     4.1.     No Right to Withdraw.......................................7
     4.2.     Liquidating Distributions..................................7
     4.3.     Ordinary Distributions.....................................7
     4.4.     Distributions in Kind......................................7
     4.5.     Restrictions on Distributions..............................8
     4.6.     Emergency Distributions....................................8
     4.7.     Special Distribution Rights................................8
     4.8.     Withdrawal Right...........................................8
5.   MANAGEMENT..........................................................8
     5.1.     Management by General Partners.............................9
     5.2.     Third Party Reliance.......................................9
     5.3.     Other Activities of Partners...............................9
     5.4.     Certificates and Fictitious Name Filings...................9
     5.5.     Expenses..................................................10
     5.6.     Substitute General Partners...............................10
     5.7.     Voting; Proxies...........................................10
     5.8.     Meetings..................................................11
     5.9.     Sale of' Scotts Preferred Stock...........................11
6.   BOOKS OF ACCOUNT, RECORDS AND REPORTS..............................11


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      6.1.     Maintenance of Books and Records, Etc.....................11
      6.2.     Federal, State and Local Income Tax Information...........12
      6.3.     Permitted Advisors........................................12
      6.4.     Shareholders Representative...............................12
      6.5.     Shareholder Designees.....................................12
      6.6.     Notice of Certain Business Activities.....................12
7.    TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE AND ADDITIONAL
      LIMITED PARTNERS...................................................12
      7.1.     General...................................................13
      7.2.     Effect of Retirement, Withdrawal, Bankruptcy,
               Dissolution, Death, Etc. of Limited Partner...............13
      7.3.     Substitute Limited Partners...............................14
8.    INDEMNIFICATION OF GENERAL PARTNERS................................14
      8.1.     In General................................................14
      8.2.     Not Liable for Return of Capital..........................15
9.    DURATION AND TERMINATION OF THE PARTNERSHIP........................15
      9.1.     Term......................................................15
      9.2.     Winding-Up................................................16
      9.3.     Distributions in Cash or in Kind..........................16
      9.4.     Time for Liquidation......................................17
      9.5.     Termination...............................................17
10.   RETIREMENT, ETC. OF GENERAL PARTNERS...............................17
      10.1.    Effect of Retirement, Withdrawal, Bankruptcy,
               Death, Etc. of the General Partners.......................17
      10.2.    Resignation, Etc. of the General Partners.................17
11.   AMENDMENTS.........................................................17
      11.1.    Consent to Amendments.....................................18
      11.2.    Amendments by General Partners............................18
12.   DEFINITIONS; ACCOUNTING TERMS......................................18
      12.1.    Definitions...............................................18
      12.2.    Accounting Terms and Determinations.......................22
13.   MISCELLANEOUS......................................................22
      13.1.    Waiver of Partition.......................................22
      13.2.    Entire Agreement..........................................22
      13.3.    Choice of Law.............................................22
      13.4.    Successors and Assigns....................................22
      13.5.    Interpretation............................................22
      13.6.    Captions..................................................22
      13.7.    Severability..............................................22
      13.8.    Counterparts..............................................22
      13.9.    Additional Documents......................................23
      13.10.   Non-Waiver................................................23
      13.11.   Manner of Consent.........................................23
      13.12.   Notices...................................................23


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      13.13.  Grant of Power of Attorney................................24
      13.14.  Irrevocable and Coupled with an Interest;
              Copies to Be Transmitted..................................24
      13.15.  Survival of Power of Attorney.............................24
      13.16.  Limitation of Power of Attorney...........................24
      13.17.  Voting Rights.............................................25



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         THIS AMENDED AND RESTATED AGREEMENT OF LIMITED  PARTNERSHIP OF HAGEDORN
PARTNERSHIP, L.P. (the "Partnership") is made as of the 16th day of June, 1995, by and among the persons listed on Schedule A hereto.

         WHEREAS, on May 1, 1995, the Partnership was formed pursuant to the Agreement of Limited Partnership of Hagedorn Partnership, L.P. dated as of May 1, 1995 (the "Original Partnership Agreement"); and

         WHEREAS, on May 19, 1995, certain persons were admitted as Limited Partners of the Partnership in accordance with Article 7 of the Original Partnership Agreement; and

         WHEREAS, the parties hereto wish to amend and restate the Original Partnership Agreement to admit Community Funds, Inc. (the "Charity") as a Limited Partner.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         (Certain capitalized terms used in this Agreement are defined in section 12; references to a "Schedule" are, unless otherwise specified, to a Schedule attached to this Agreement and references to a "section" are, unless otherwise specified, to a section of this Agreement.)

1.       ORGANIZATION.

         1.1. Formation of Limited Partnership. The Partnership is a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. Code Ann. title 6 ss.ss. 17-101 et seq., as amended, the "Delaware Act") and in accordance with the further terms and provisions hereof.

         1.2. Name. The name of the Partnership shall be "Hagedorn Partnership, L.P." or such other name or names as may be selected by the General Partners from time to time with written notice given to the Limited Partners of such change, and its business shall be carried on in such name with such variations and changes as the General Partners deem necessary to comply with requirements of the jurisdictions in which the Partnership's operations are conducted.

         1.3. Purpose. The Partnership is organized for the object and purpose of engaging in any lawful act or activity which a limited partnership may engage in under Delaware law, including, but not limited to, holding the Miracle-Gro Securities prior to the closing under the Merger Agreement, and thereafter holding the Scotts Securities, and holding cash and other securities.

         1.4. Places of Business. The Partnership shall have its principal place of business at such place or places as the General Partners may, from time to time, select. The Partnership may from time to time have such additional place or places of business within or without the State of Delaware as may be designated by the General Partners.


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         1.5.  Registered  Office  and Agent in  Delaware.  The  address  of the
Partnership's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         1.6. Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year.

         1.7. Powers. Subject to the provisions of sections 5.1, 11.1 and 11.2, the Partnership, and the General Partners acting on behalf of the Partnership, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partners in their sole discretion to be necessary or appropriate in furtherance of the purposes of the Partnership.

2.       PARTNERS.

         2.1. General and Limited Partners. The Partnership shall consist of the General Partners and the Limited Partners listed in Schedule A, and such substituted or additional Partners as shall be admitted to the Partnership pursuant to sections 7 and 10 (collectively, the "Partners").

         2.2. Liability of General Partners. Neither the General Partners nor any of their Affiliates, as well as any officer, director, stockholder, partner, employee, agent or assign of the General Partners or any of their Affiliates (collectively, the "Related Persons") shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Partnership or to any Partner (or any Affiliate thereof) for any Damages asserted against or suffered or incurred by the Partnership or any Partner (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to the management or conduct of the business and affairs of the Partnership or any of its Affiliates including, without limitation, all (i) activities in the conduct of the Partnership's business, and (ii) activities in the conduct of other business engaged in by it (or by them) which might involve a conflict of interest vis-a-vis the Partnership or any Partner (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest, except, in each case, Damages resulting from the acts or omissions of such Related Person which (x) were taken or omitted in bad faith, (y) constituted intentional misconduct or (z) constituted a knowing violation of law, and which in any such case have not been authorized or ratified by the Limited Partners; provided that no action or failure to act on the part of any broker or other agent of either the Partnership or the General Partners shall be deemed to be an action or failure to act, or result in liability on the part, of the General Partners or of any other Person whose liabilities are governed by this section 2.2. For purposes of this Agreement, no action or failure to act on the part of any Related Person in connection with the management or conduct of the business and affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Partnership or any Partner (or any of their respective Affiliates) or in which such Related Person realizes a profit or has an interest shall constitute, per se, bad faith, intentional misconduct or a


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knowing  violation  of  law.  Any  Related  Person  may  consult  with  counsel, accountants and other professional advisors in respect of the affairs of the Partnership and each Related Person shall be deemed not to have acted in bad faith or to have engaged in intentional misconduct with respect to any action or failure to act, and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law which in any such case has not been authorized or ratified by the Limited Partners.

         2.3.  Limited  Liability  of Limited  Partners.  Except as  provided in section 2.4, the liability of each Limited Partner is limited to its obligation to make Capital Contributions pursuant to section 3, which obligations are enforceable only by the Partnership and the General Partners but not by creditors of the Partnership, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Partners or the Partnership, shall have the effect of removing, diminishing or otherwise affecting such limitation.

         2.4. No Obligation to Replenish Negative Capital Account. No Partner shall have any obligation at any time to contribute any funds for the purpose of replenishing any negative balance in its Capital Account, except to the extent and under the circumstances set forth in Section 17-607 of the Delaware Act or as otherwise required by applicable law, it being expressly understood by each Partner that (a) any such contribution shall first be made from and to the extent of available Partnership assets, if any, and (b) any Partner's obligation to contribute amounts to the Partnership pursuant to such section of the Delaware Act or as otherwise required by applicable law shall not constitute a Partnership asset.

         2.5. Partnership Property; Partnership Interests. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The interests of the Partners in the Partnership shall constitute personal property.

3.       CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS.

         3.1. Capital Contributions. Concurrently with the formation of the Partnership, the partners as of such date contributed Securities to the capital of the Partnership, as set forth more fully in Schedule A hereto (the "Initial Capital Contribution"). Concurrently with the execution of this Amended and Restated Partnership Agreement, the Charity is contributing to the capital of the Partnership the Securities set forth on Schedule A. From and after the date hereof, each Partner may from time to time make additional capital contributions (such additional contributions, together with the Initial Capital Contribution, are referred to collectively as the "Capital Contributions") to the capital of the Partnership, to the extent approved by the General Partners. Capital Contributions consisting of property other than cash shall be deemed made in an amount equal to the Fair Market Value of such property on the date of contribution. Any


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additional  Capital  Contributions  shall  be  made  in  such  manner  as may be specified by the General Partners.

         3.2. Capital Accounts. (a) A capital account (the "Capital Account") shall be established and maintained for each Partner as set forth more fully in Schedule B hereto. Each Partner's Capital Account shall be credited with the Capital Contributions made to the Partnership by such Partner, and such Partner's allocable share of the Partnership's Income, and shall be debited with distributions made by the Partnership to such Partner of cash or, subject to section 4.4, other property, and such Partner's allocable share of the Partnership's Expenses.

         (b) Interests in the Partnership shall be denominated Class A, B, C, D, E, F and G limited partnership interests and Class A, B, C, D, E and F general partnership interests. The partnership interests, other than the Class G, shall be identical in all respects (other than the distinction between general and limited partnership interests and other than the identity of the initial holders).

         (c) Interests in the Partnership shall be denominated in units representing equal apportionments of such partnership interests.

         (d) Notwithstanding anything in this Agreement to the contrary, the General Partners, taken together, shall at all times maintain aggregate minimum Capital Account balances that, in the aggregate, are equal to the lesser of (i) 1% of the total positive Capital Account balances of all Partners of the Partnership or (ii) $500,000. In the event that the Limited Partners make Capital Contributions (other than initial Capital Contributions) pursuant to the terms of this Agreement, or the General Partners' Capital Account balances are otherwise reduced below the amount specified in the immediately preceding sentence, the General Partners shall contribute immediately pro rata to the Partnership, capital equal to the lesser of (i) 1.01% of such Capital Contributions of such Limited Partners and (ii) such amount (including zero) that causes the aggregate of the General Partners Capital Account balances to equal the amount specified in the immediately preceding sentence.

         3.3.  Allocations  to Capital  Accounts.  (a)  Income,  if any,  of the
Partnership for each fiscal period specified in section 3.3(c) shall be allocated as of the end of such fiscal period as follows:

               (i) all Income realized by the Partnership in respect of the Scotts Securities shall be allocated as follows: (x) (i) until date on which 20th quarterly distribution on Scotts Preferred Stock is scheduled to be made, 75% of all dividend income realized by the Partnership in respect of the Scotts Securities shall be allocated to the Class G limited partnership interest, and the remainder of such dividend income shall be allocated to the other Partners in proportion to their respective Net Adjusted Capital, provided however, that if any dividend payment scheduled to be made on the Scotts Securities during such period is not made, the Class G limited partnership interest shall be allocated 75% of the amount received by the Partnership in respect of such dividend, whether payment is made as a dividend, in connection with the


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conversion  or redemption of the Scotts  Preferred  Stock or otherwise,  at such time as such amount may be received by the Partnership; and (ii) after such date, 4.5% of all dividend income realized by the Partnership in respect of the Scotts Securities shall be allocated to the Class G limited partnership interest, and the remainder of such income shall be allocated to the other
Partners, in proportion to their respective Net Adjusted Capital and (y) all other income or gain realized by the Partnership in respect of the Scotts Securities (exclusive solely of income referred to in the preceding clause (x)) shall be allocated 4.5% to the Class G limited partnership interest, and the remainder to the other Partners in proportion to their respective Net Adjusted Capital; and

               (ii) all other Income realized by the Partnership shall be allocated to the Partners not holding the Class G limited partnership interests, in proportion to their respective Residual Balances.


         (b) Expenses of the Partnership for each fiscal period specified in subsection 3.3(c) shall be allocated as of the end of such fiscal period as follows: (i) to the Capital Accounts of each Partner in proportion to that Partner's allocable share of the Income to which such Expenses related allocated to the Partners in that fiscal period pursuant to Section 3.3(a) of this Agreement, until such Capital Account balances are reduced to zero, and (ii) thereafter, to the General Partners in proportion to their respective number of General Partner Units.

         (c) In each fiscal year of the Partnership, Income and Expenses shall shall be allocated as of the last day of the fiscal year; provided that in the event that an Extraordinary Distribution occurs during the fiscal year, Income and Expenses shall be allocated (i) for the period commencing on the later of
(x) the first day of the fiscal year and (y) the date of the most recent prior Extraordinary Distribution in such fiscal year, and ending on the date immediately preceding such Extraordinary Distribution and (ii) as of the last day of the fiscal year for the period commencing on the date of the most recent Extraordinary Distribution in such fiscal year and ending on such last day.

         (d) Notwithstanding anything in this Agreement to the contrary, the General Partners, taken together, shall at all times be allocated at least 1% of all items of income, gain, loss, deduction or credit realized by the Partnership.

     3.4. Tax Allocations. Except as otherwise provided in section 3.5, items of income, gain, loss, deduction and credit realized by the Partnership shall, for each fiscal period, be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Income or Expenses of which such items are components were allocated pursuant to section 3.3, subject, however, to any adjustment required to comply with Treasury Regulations Section 1.704-1(b). The Partners hereby agree to be bound by the provisions of this section 3.4 in reporting their respective shares of items of Partnership income, gain, loss, deduction and credit.

     3.5. Special Allocations. (a) Any other provision set forth in this section 3 to the contrary notwithstanding, no item of deduction or loss shall be allocated to a Partner to the extent


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that such allocation  would cause a negative  balance in such Partner's  Capital
Accounts   (after  taking  into  account  the   adjustments,   allocations   and
distributions      described      in     Treasury      Regulations      Sections
1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to restore to the Partnership. In the event that some but not all of the Partners would have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this section 3.5(a) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible deduction or loss to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

         (b) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account created by such adjustments, allocations or distributions in excess of that permitted under section 3.5(a). Any special allocations of items of income or gain pursuant to this section 3.5(b) shall be taken into account in computing subsequent allocations pursuant to section 3.5 so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to section 3.5 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of section
3.5 if such unexpected adjustments, allocations or distributions had not occurred.

         (c) In the event the Partnership incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the "minimum gain chargeback" provisions of Treasury Regulations Section 1.704-2.

         (d) The Capital Accounts of the Partners may be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Fair Market Value of Partnership property whenever a new Partner or an existing Partner makes a new or additional Capital Contribution to the Partnership in exchange for an interest therein, an interest in the Partnership is relinquished to the Partnership, upon any termination of the Partnership within the meaning of Section 708 of the Code, and when the Partnership is liquidated pursuant to section 9, and may be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution pursuant to section 4 or 9 of any property (other than cash).

         (e) Income, gains, losses and deductions with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated between the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its fair market value at the time of contribution in accordance with Code Section 704(c) and the Treasury Regulations thereunder as amended from time to time.

         (f) Any Substitute Limited Partner admitted to the Partnership upon an assignment of a Partnership interest pursuant to the terms of sections 7.3 and
7.4 of this Agreement, shall be

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assigned the Capital  Account (or relevant  portion  thereof) of the  transferor
Partner from whom such interest was transferred for all purposes of this Agreement.

4.       DISTRIBUTIONS.

         4.1. No Right to Withdraw. No Partner shall have the right to withdraw or demand distributions of any amount in its Capital Account, except as expressly provided in this section 4.

         4.2. Liquidating Distributions. Subject to the provisions of section 4.5, distributions made in connection with the termination and dissolution of the Partnership shall be made in accordance with section 9.2.

         4.3. Ordinary Distributions. Subject to the provisions of section 4.5, and after provision for such needs as the General Partners, in their sole discretion, shall deem appropriate, distributions shall be made as follows:

         (a) The General Partners shall cause the Partnership to distribute (i) first, to the Partner holding the Class G limited partnership interest, an amount equal to the excess of the Income that was allocated to such Partner pursuant to section 3.3(a) over the Expenses of the Partnership that were allocated to such Partner pursuant to section 3.3(b), and (ii) second, to all other Partners, an amount in cash as is necessary to discharge the "hypothetical tax liability" attributable to the allocation of taxable income to such Partners pursuant to Sections 3.3, 3.4 and 3.5 of this Agreement. For purposes of this Agreement, the "hypothetical tax liability" of all Partners shall be equal to the highest of the effective tax rates then applicable to any of the Partners for federal, state, local and foreign tax purposes (taking into account, for federal income tax purposes, the deductibility of state and local taxes).

         (b) The General Partners may cause the Partnership to make distributions (other than distributions upon liquidation) of the net funds remaining after the payment of, or provision for payment of, current obligations and operating expenses of the Partnership to the Partners, except to the Partner holding Class G limited partnership interests, which shall only be entitled to distributions pursuant to Section 4.3(a) hereof. Any Partner may, at its option by notice to the General Partners, elect to forego all or any portion of any distribution provided by this section 4.3, in which case such portion shall be deemed to be an additional Capital Contribution as of the first day of the first fiscal period following receipt of such distribution.

         4.4. Distributions in Kind. Subject to the provisions of section 4.5, in the event that at any time or from time to time the General Partners, in their sole discretion, shall determine to make a distribution of property other than cash, such property shall be deemed to be sold for its Fair Market Value (net of any liabilities secured by such distributed property that the recipient Partners are considered to assume or take subject to under Section 752 of the
Code), and any gain or loss associated with such deemed sale shall be included in determining Income or Expenses for the applicable fiscal period specified in section 3.3(c). Any such distributions shall be made after giving effect to the allocations required by section 3.3, adjustments to Capital Accounts in respect of distributions of such property shall reflect such Fair Market Value and all such distributions shall be made in the same respective proportions as distributions would at the time be made pursuant to sections 4.3 or 9.2(c).

         4.5.  Restrictions on Distributions.  The foregoing  provisions of this section 4 to the contrary notwithstanding, no distribution shall be made (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law or rule, regulation, order or directive of any Governmental Authority then applicable to the Partnership, (b) to the extent that the General Partners, in their sole discretion, determine that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise, (c) to the extent that the General Partners, in their sole discretion, determine that the cash available to the Partnership is insufficient to permit such distribution or
(d) if such distribution is contrary to the provisions of sections 4.6.

         4.6. Emergency Distributions. The provisions of this Agreement to the contrary notwithstanding, if a General Partner experiences personal hardship, and is able to so demonstrate to the satisfaction of four of the other five General Partners, the Partnership may sell Partnership assets and allocate all income or loss associated with such sale to such Partner and distribute all the cash generated by such sale to such Partner (thereby reducing such Partner's Capital Account), provided that after giving effect to such sale the current market value of all assets of the Partnership, net of all liabilities, and exclusive of Securities representing 35% of the then outstanding voting power of Scotts, equals or exceeds $30 million.

         4.7. Special Distribution Rights. Upon an initial General Partner reaching the age of 65 years, such General Partner shall have the right to a special distribution of $1 million in cash. Upon an initial General Partner reaching the age of 70 years, such Partner shall have the right to a special distribution of $2 million in cash. The Partnership shall take such actions as the General Partners deem necessary or desirable to fund such distributions, provided that any such actions or distributions shall be subject to the provisions of section 4.5 hereof. Such distribution shall first reduce the Capital Account of any Limited Partner interest held by such General Partner(but not below zero), and then reduce such Partner's General Partner Capital Account, provided that a distribution shall not be made to the extent that it would result in such Partner having a negative Capital Account in respect of any General Partner or Limited Partner interest.

         4.8. Withdrawal Right. Subject to the provisions of section 4.5 hereof, the Class G limited partnership interests shall be entitled to a one-time right of redemption exercisable during the 26th year of the Partnership. Upon the exercise of such withdrawal right, the Partnership shall pay the Partner holding the Class G interests an amount equal to the Capital Account balance of such Partner less any expenses incurred by the Partnership by reason of the exercise of such withdrawal right. Thereafter, the Class G interests shall be terminated.

5.       MANAGEMENT.

         5.1. Management by General Partners. The Partnership shall be managed exclusively by the General Partners. No Limited Partner, in its capacity as a Limited Partner, shall take part in the control of the business of the Partnership, nor shall any Limited Partner, in its capacity as a Limited Partner, have any right or authority to act for or bind the Partnership. The General Partners shall cause the Partnership to retain such professionals and other advisors as the General Partners deem necessary and proper, including hiring an accountant to maintain the books and take the other actions contemplated by Article VI hereof.

         5.2. Third Party Reliance. Third parties dealing with the Partnership are entitled to rely conclusively upon the authority of the General Partners as set forth in this Agreement.

         5.3.  Other  Activities  of  Partners.   (a)  Any  Partner  may  engage
independently or with others in other business ventures of every nature and description. Neither the Partnership nor any other Partners shall have any rights or obligations in and to such independent ventures or the income or profits derived therefrom.

         (b) Nothing contained in this Agreement shall be deemed to prohibit or restrict any Related Person from engaging in or pursuing, directly or indirectly, any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding Securities for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such Securities are also purchased, sold or held for the account of the Partnership, provided that the Partners (other than the holder of the Class G limited partnership interest) may not buy, sell, or otherwise engage in any transactions involving Securities of Scotts for their personal accounts, (i) without the consent of the General Partners, such consent not to be unreasonably withheld and (ii) except that the Partners who are employees or directors of Scotts may receive options to purchase Securities of Scotts, may hold such options and may exercise such options and hold or sell the stock issued in respect of such exercises, subject, in each case, to applicable securities laws and consultation with counsel to the Partnership (at the expense of the Partnership) so that the Partnership and the Partners are not deemed in violation of securities laws. The Partners acknowledge that any non-public information they receive regarding Scotts is confidential and shall not disclose such information to any third parties. Each Partner shall vote all Scotts Securities held by such Partner as directed by the General Partners.

         5.4. Certificates and Fictitious Name Filings. The General Partners are hereby authorized to exercise, acknowledge, file and cause to be published, as appropriate, a certificate of limited partnership pursuant to the Delaware Act and to execute or cause to be executed all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the General Partners in their sole discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership does or shall desire to conduct its business.

         5.5. Expenses. The Partnership shall pay all expenses relating to its existence, administration and business, including, without limitation (a) any expenses incurred in connection with the organization of the Partnership, (b) all ordinary out-of-pocket costs relating to the investigation or development of Partnership investment opportunities, whether or not any such investment is made, (c) all ordinary day-to-day expenses of the General Partners including attorneys' fees, auditors' fees, other professional fees, and the compensation and personnel expenses of its employees, (d) ordinary administrative expenses of the Partnership, including, without limitation, attorneys' fees, auditors' fees, other professional fees and the costs and expenses of meetings and reports held or prepared and provided pursuant to section 6, (e) all extraordinary expenses, including, without limitation, expenses arising from or relating to litigation, investigations, proceedings, judgments, settlements, the indemnities provided for in section 8, governmental or regulatory inquiries, or public relations undertakings, and (f) expenses incurred in connection with Partnership investments that are properly treated as capital items.

         5.6. Substitute General Partners. Any General Partner may designate a substitute General Partner who is related to such General Partner by blood or marriage (including Charles Patterson so long as the status of his current relationship with Susan Hagedorn remains unchanged). In addition, in the case of extreme hardship, death or disability of a General Partner, a majority in interest of the class of general and limited partnership interests formerly represented by such General Partner shall be entitled to designate a substitute General Partner, provided that if such designee is not related by blood or marriage to an initial General Partner, such designee must be reasonably acceptable to the remaining five General Partners. If a .General Partner is reasonably unable to attend a partnership meeting, such General Partner may be represented (including the right to vote on behalf of such General Partner) by a member of such General Partner's immediate family or by another General Partner.

         5.7. Voting; Proxies. (a) Each General Partner shall be entitled to a number of votes on all partnership matters equal to the number of limited and general partnership units held by such General Partner and the members of its Family Unit. The total number of such votes is referred to as the "Total Voting Power." All matters subject to the vote, consent or ratification of the General Partners shall require approval of four-sixths of the Total Voting Power, unless otherwise provided. The following actions shall require the approval of five-sixths of the Total Voting Power:

               (i) Sales of Scotts Securities that would result in the Partnership holding less than 35t of the then outstanding voting power in Scotts plus other assets (which may include Scotts Securities) having an additional $30 million in Fair Market Value;

               (ii)  Transfers of  Partnership  interests  except as provided in section 7.1(a), below;

               (iii) The amendment of this Agreement;

               (iv) The  termination  of this  Agreement  except as  provided in section 9.1(b), below;

               (v) Amendments,  consents or waivers under the Merger  Agreement;
and

               (vi) Investments of the Partnership's cash in any investment other than those authorized to be made by the Managing General Partner of the Hagedorn Family Fund without the consent of the other partners therein.

         (b) No Partner may grant an irrevocable proxy with respect to its Partnership interests.

         5.8. Meetings. The General Partners shall meet at least once in every year, and such meeting shall be held on the date and in the place of The Scotts' Annual Meeting of Shareholders, unless the General Partners shall otherwise agree. Meetings of General Partners may also be held if so called by any two General Partners on at least ten days notice to the other General Partners.

         5.9. Sale of Scotts Preferred Stock. If the Partnership shall, from time to time, sell a number of shares of Scotts Preferred Stock equal to up to 25% of the Scotts Preferred Stock held on the date hereof prior to the date on which the 20th quarterly distribution on such stock is scheduled to be made, the percentage specified in section 3.3(i)(x)(i) hereof shall be increased so that the amount which would have been allocated to such holder under such section shall remain constant. The Partnership shall not sell more than 25% of such stock prior to the date on which the 20th quarterly distribution on such stock is scheduled to be made unless (i) it shall provide other means of assuring such holder of such allocation or (ii) the Charity shall provide its consent.

6.       BOOKS OF ACCOUNT, RECORDS AND REPORTS.

         6.1. Maintenance of Books and Records, Etc. The Partnership shall maintain books and records on the basis utilized in preparing the Partnership's federal income tax return, incorporating the accrual or cash method of accounting, as the General Partners may in their sole discretion determine to be in the best interest of the Partnership, and such other records as may be required in connection with the preparation and filing of the Partnership's federal and state income tax returns or other tax returns or reports, including, without limitation, the records reflecting the Capital Accounts and allocations thereto specified in section 3. All such books and records shall at all times be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours upon three Business Days' prior written notice. The Partnership shall promptly furnish a list of names and addresses of all Partners to any Partner who requests such a list in writing for any proper purpose. The General Partners shall be entitled to make any elections for tax purposes, including the election under Section 754 of the Code, as the General Partners may in their sole discretion determine to be in the best interest of the Partnership. The General Partners shall duly prepare (or cause to be prepared) and distribute to the Partners quarterly reports as to the Partnership's financial condition and results of operation.

         6.2. Federal, State and Local Income Tax Information. The General Partners shall duly and promptly prepare (or cause to be prepared) and distribute to the Partners, a Form K-1 and such Partnership tax information as the General Partners reasonably believe shall be necessary for the preparation by such Person of his federal, state and local income tax returns. Such information shall include a statement showing such Person's share of distributions, income, gain, loss, deductions and credits and other relevant fiscal items of the Partnership for such fiscal year.

         6.3. Permitted Advisors. Each General Partner may bring one financial, legal or other advisor to Partnership meetings, subject to such reasonable limitations as the General Partners may from time to time agree.

         6.4. Shareholders Representative. For so long as the Merger Agreement requires or permits the Shareholders (as such term is defined therein) to designate a Shareholders Representative (as such term is defined therein), such Shareholders Representative shall be selected by the General Partners (by at least four-sixths of Total Voting Power) and shall be subject to removal by the General Partners (by at least four-sixths of Total Voting Power). It shall be the duty of the Shareholders Representative to communicate faithfully and accurately the decisions and instructions of the Partnership to Scotts and to consult regularly with the General Partners on all matters relating to Scotts which require the Shareholders Representative to communicate with Scotts on behalf of the Partnership. No General Partner who is not also the Shareholders Representative shall communicate to Scotts officially on behalf of the Partnership.

         6.5. Shareholder Designees. For so long as the Merger Agreement permits the Shareholders to designate one or more Persons to serve as members of the Board of Directors of Scotts, such Shareholder Designees (as such term is defined in the Merger Agreement) shall be selected by the General Partners (by at least four-sixths of Total Voting Power). The Shareholder Designees shall regularly consult with the General Partners on all matters concerning the business, operations and financial results and condition of Scotts and shall in particular make themselves available for discussion and questions concerning such matters at the time of the Scotts Annual Meeting of Shareholders).

         6.6. Notice of Certain Business Activities. The General Partners shall use all reasonable efforts to give notice to the holder of the Class G limited partnership interest before the Partnership shall engage in any of the activities listed on Schedule C hereto which would give rise to unrelated business income tax.

7.       TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE AND ADDITIONAL
         LIMITED PARTNERS.

         7.1. General. (a) Each Partner may transfer up to 79% of such Partner's limited partnership interests to Permitted Transferees without consent of the General Partners, provided, however, that in the first two fiscal years such transfers shall not exceed 23% of such Partner's Partnership interests, and further provided that, in the opinion of counsel for the Partnership, no adverse federal, state or local tax consequences for the Partnership or the other Partners would result from such transfer. Permitted Transferees shall mean persons who are spouses (including Charles Patterson so long as the status of his current relationship with Susan Hagedorn remains unchanged) and lineal descendants of General Partners at the time of transfer, and trusts for the benefit of foregoing spouses and descendants and charities which qualify under ss. 501(c)(3) of the Code. If more than one-half of any class of partnership interests shall be transferred to a charity, the entire class shall become non-voting, the General Partner representing such class shall cease to be a General Partner (and shall instead become a limited partner), and this Agreement shall be appropriately modified. All transferees shall agree to be bound by this Agreement. For purposes of this section 7.1 "transfer" shall include pledges, hypothecations, loans and other transfers of any interests in Partnership interests.

         (b) No Partner may otherwise sell, transfer, assign or otherwise dispose of or encumber (each, an "Assignment") all or any part of such Partner's interest in the Partnership (whether voluntarily, involuntarily or by operation of law) to any Person (each an "Assignee") without the prior written consent of the General Partners, the granting or denial of which shall be in the sole and absolute discretion of the General Partners. Each Limited Partner and each Assignee hereby agrees that it will not effect any Assignment of all or any part of its interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the General Partners to violate the Securities Act, the Securities Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority.

         (c) In the event of an Assignment of a limited partnership interest, the various items of Partnership income, gain, deduction, loss, credit and allowance shall be allocated between the transferor and the transferee in the ratio of the number of days in the fiscal year in which such Assignment occurred before and after the Assignment.

         7.2. Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Limited Partner. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity or adjudication of incompetency of a Limited Partner shall not dissolve the Partnership, and the Partnership shall continue in a reconstituted form if necessary, without any action on the part of the remaining Partners. The trustee, executor, administrator, committee or guardian of the Limited Partner or of the Limited Partner's estate, as the case may be, shall have all the rights of the Limited Partner for the purpose of settling or managing the estate and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or part of the Limited Partner's interest in the Partnership; provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Limited Partner only upon compliance with the provisions of section 7.3.

         7.3. Substitute Limited Partners. No Assignee of all or any part of an interest of a Limited Partner in the Partnership shall be admitted to the Partnership as a substitute Limited Partner (a "Substitute Limited Partner") unless and until (a) the General Partners have consented in writing to such admission (the granting or denial of which shall be in the sole and absolute discretion of the General Partners), except as otherwise provided in Section 7.1(a), (b) the Assignee has executed a counterpart of this Agreement (as then modified or amended from time to time) and such other instruments as the General Partners may reasonably deem necessary to confirm the undertaking of the assignee to be bound by all the terms and provisions of this Agreement and (c) the Assignee has undertaken in writing to pay all expenses incurred by the Partnership in connection with such assignment and substitution. Unless and until an Assignee of a Partnership interest becomes a Substitute Limited
Partner, such Assignee shall not be entitled to exercise any vote or consent with respect to such Partnership interest.

8.       INDEMNIFICATION OF GENERAL PARTNERS.

         8.1. In General. (a) The Partnership shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the General Partners, their Affiliates, partners, employees, agents and assigns of any of the General Partners or any of their Affiliates (the "Indemnitees"), and the Partnership and each Limited Partner shall release each Indemnitee, to the fullest extent permitted by law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not an Indemnitee is or may be a party thereto, which, in the judgment of the General Partners, arise out of, relate to or are in connection with the management or conduct of the business or affairs of the General Partners, the Partnership, or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Indemnitee) except for any such Damages that are found by a court of competent jurisdiction to have resulted primarily from the bad faith, intentional misconduct or knowing violation of law of the Person seeking indemnification which in any such case has not been authorized or ratified by the Limited Partners; provided that no action or failure to act on the part of any broker or other agent of the Partnership or the General Partners shall be deemed to be an action or a failure to act, or result in liability on the part of, any indemnitee. Such attorneys' fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.

         (b) The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnitee acted in a manner which constituted bad faith, intentional misconduct or a knowing violation of law. The indemnification provisions of this section 8.1 may be asserted and enforced by, and shall be for the benefit of, each Indemnitee, and each Indemnitee is hereby specifically empowered to assert and enforce such right. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

         (c) All judgments against an Indemnitee wherein the General Partners are entitled to indemnification, must first be satisfied from Partnership assets before the General Partners are responsible for these obligations.

         (d) To the extent that insurance from third parties has been obtained and is available in respect of any item which an Indemnitee may recover under these indemnification provisions, the General Partners shall use their best efforts to have such items paid out of the proceeds of such insurance rather than having the Partnership make any payments pursuant to the indemnification obligations contained herein; provided that if such proceeds are not readily available, the General Partners may in their sole discretion cause the Partnership to pay such items, in which event the Partnership will be entitled to reimbursement therefor out of the proceeds of such insurance when and if obtained and, in any event, the Partnership shall pay all costs associated with obtaining reimbursement from such proceeds of insurance. The General Partners may (but shall not be obligated to) obtain or cause the Partnership to obtain, at the expense of the Partnership, insurance against any items whether or not the Partnership would, pursuant to this section 8.1, be required to indemnify any Indemnitee in respect thereof.

         (e) If for any reason the indemnity provided for in sections 8.1(a)-(d) and to which an Indemnitee is otherwise entitled is unavailable to such Indemnitee in respect of any Damages, then the Partnership, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Damages in the proportion the total capital of the Partnership (exclusive of the balance in the Indemnitee's Capital Account (which, for purposes of this section 8.1(e) in the case of an Indemnitee which is not a General Partner, shall mean the General Partners' Capital Accounts if the Indemnitee is an Affiliate thereof)) bears to the total capital of the Partnership (including the balance in the Indemnitee's Capital Account), which contribution shall be treated as an expense of the Partnership.

         (f) Any provision of this Agreement to the contrary notwithstanding, the provisions of this section 8.1 shall survive the termination of this Agreement and the dissolution of the Partnership.

         8.2. Not Liable for Return of Capital. Neither the General Partners nor any Affiliate, partner, employee or agent of the General Partners or of any such Person shall be personally liable for the return of the Capital Contributions of any Limited Partner or any portion thereof or interest thereon, and such return shall be made solely from available Partnership assets, if any.

9.       DURATION AND TERMINATION OF THE PARTNERSHIP.

         9.1. Term. The existence of the Partnership shall commence on the date of the filing of a certificate of limited partnership pursuant to this Agreement and the Delaware Act (the "Filing Date") and shall continue until the first to occur of the following events (an "Event of Termination"):

         (a) the failure to continue the business of the Partnership as provided in section 10.1 following a Disabling Event in respect of the General Partners; or

         (b) a determination by five of the six General Partners in their sole discretion to terminate the Partnership for any reason, provided that during the period of sixty days beginning eight months preceding and ending six months preceding (the "Notice Period") the twenty-year anniversary of the Filing Date and during the Notice Period preceding every ten-year anniversary of the Filing Date thereafter, four of the six General Partners may determine to terminate the Partnership, in which case the Event of Termination shall occur on the respective anniversary of the Filing Date which follows such Notice Period.

         9.2. Winding-Up. Upon the occurrence of an Event of Termination, the Partnership shall be dissolved and wound up. In connection with the dissolution and winding-up of the Partnership, the General Partners or, if there are no General Partners, a liquidator or other representative (a "Representative") appointed by the Limited Partners shall proceed with the sale or liquidation of all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) in a manner reasonably calculated to maximize value and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

         (a) first, to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership) and the expenses of liquidation, in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors and of such expenses of liquidation;

         (b) second, to the establishment of any reserve which the General Partners or the Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (such reserve may be paid over by the General Partners or the Representative to an escrow agent acceptable to the General Partners or the Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the General Partners or the Representative for distribution of the balance, in the manner hereinafter provided in this section 9.2); and

         (c) third, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with clauses
(a) and (b) above, to the Partners or their legal representatives in proportion to their respective Capital Account balances as adjusted pursuant to section 3 for all Partnership operations up to and including such liquidation.

         9.3. Distributions in Cash or in Kind. Upon dissolution, the General Partners or the Representative, as the case may be, may at their or its discretion, as the case may be, (a) liquidate all or a portion of the Partnership assets and apply the proceeds of such liquidation in the manner set forth in section 9.2 or (b) hire independent appraisers to appraise the value of

Partnership assets not sold or otherwise disposed of (the cost of such appraisal to be considered a debt of the Partnership) or determine the Fair Market Value of such assets, and allocate any unrealized gain or loss determined by such valuation to the Partner's respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in section 9.2; provided that the General Partners or Representative shall in good faith attempt to liquidate sufficient Partnership assets to satisfy in cash the debts and liabilities described in section 9.2.

         9.4. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partners or Representative to minimize the losses attendant upon such liquidation.

         9.5. Termination. Upon compliance with the foregoing distribution plan, the Partnership shall cease to be such, and the General Partners or
Representative shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of termination of the Partnership pursuant to the power of attorney contained in section 13.

10.      RETIREMENT, ETC. OF GENERAL PARTNERS.

         10.1. Effect of Retirement, Withdrawal, Bankruptcy, Death, Etc. of the General Partners. In the event of the retirement, Prohibited Withdrawal, bankruptcy, death, dissolution, liquidation or adjudication of incompetency (which term shall include, but not be limited to, insanity) (a "Disabling Event") of any General Partner, the Partnership shall not be dissolved and wound up as provided in section 9.2 unless within 90 days 100% of the remaining General Partners consent in writing to the dissolution and winding up of the operations of the Partnership.

         10.2. Resignation, Etc. of the General Partners. The General Partners shall not resign or withdraw from the Partnership or dispose of their interests as General Partners (except as provided in Section 5.6 hereof) without (i) the approval or written consent of the remaining General Partners and (ii) providing one or more successor General Partners (each, a "Successor General Partners") which may be a remaining Partner to whom the resigning General Partners shall assign their entire interest as a General Partners in the Partnership (a withdrawal from the Partnership which is effected in compliance with all of the provisions of this section 10.2 is referred to herein as a "Permitted Withdrawal"). In the event any one or more Successor General Partners are admitted to the Partnership upon a Permitted Withdrawal, such Successor General Partners shall succeed to the interest of the withdrawing General Partners in the profits, losses and distributions of the Partnership, and shall exercise the rights and powers and undertake the obligations and liabilities of the General Partners hereunder. Such admission to the Partnership shall be effected by the approval or written consent of the remaining Partners subject, however, to the provisions of section 5.6.

11.      AMENDMENTS.

         11.1. Consent to Amendments. This Agreement may be modified or amended only with the written consent of the General Partners, subject to Article V hereof.

         11.2. Amendments by General Partners. Subject to Article V hereof, the General Partners shall have the authority to amend or modify this Agreement to the full extent permitted by law without any vote or other action by the other Partners, provided however, that any amendment hereto which would amend the Class G limited partner's right to allocations and distributions in accordance with Articles III and IV hereof or which would change the status of the Class G limited partnership interest to general partnership interest, shall require the consent of a majority in interest of the Class G limited partnership interest.

12.      DEFINITIONS; ACCOUNTING TERMS.

         12.1. Definitions.

         As used herein the following terms shall have the following respective meanings:

         Affiliate -- with reference to any Person, any trust for the benefit of such Person or, in the case of any trust, a beneficiary of such trust, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any director, general partner, officer or employee of such Person, any other Person of which such Person is a member, director, officer or employee, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and any director, general partner, officer, employee, agent or legal representative of any of the foregoing.

         Assignee -- as defined in section 7.1.

         Assignment -- as defined in section 7.1.

         Board -- the board of directors of the named corporation.

         Business Day -- any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York, New York.

         Capital Account -- as defined in section 3.2.

         Capital Contribution -- as defined in section 3.1.

         Charity  --  Community   Funds,   Inc.,   a  New  York   not-for-profit
corporation.

         Code -- the Internal Revenue Code of 1986, as the same may be amended hereafter from time to time.

         Damages  --  any  and  all  damages,   disbursements,   suits,  claims,
liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys' fees and expenses)and interest on any of the foregoing.

         Delaware Act -- as defined in section 1.1.

         Disabling Event -- as defined in section 10.1.

         Event of Termination -- as defined in section 9.1.

         Expenses -- with respect to any period, all expenses and losses of the Partnership without regard to whether or not such items are deductible in computing the Partnership's income for federal income tax purposes. Notwithstanding anything to the contrary contained in this definition, losses resulting from the disposition of or distribution to a Partner of any Partnership asset shall be computed by reference to the book value of such asset, notwithstanding that the adjusted tax basis of such asset differs from its book value.

         Extraordinary  Distribution -- any distribution made pursuant to either section 4.6 or section 4.7 of this Agreement.

         Fair Market Value -- (a) as to any Securities which are listed or admitted to trading on any national exchange or quoted in the over-the-counter market on any date, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) if such Securities are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the NASD, the last trading price of such Securities on such date, or (iii) if there shall have been no trading on such date or if such Securities are not so designated, the average of the closing bid and asked prices of such Securities on such date as shown by the NASD automated quotation system, and (b) as to any other property on any date, the fair market value of such property on such date as determined in good faith by the General Partners.

         Family Unit -- the spouse (including Charles Patterson, so long as the status of his current relationship with Susan Hagedorn remains unchanged) and lineal descendants of a General Partner, and the spouses of such lineal descendants.

         General Partners -- as defined in the introduction to this Agreement, or any successor or successors thereof pursuant to the terms of this Agreement.

         Governmental Authority -- any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         Income -- with respect to any period, the taxable income or gain of the Partnership for such period increased by the amount of all income of the Partnership that is exempt from federal income tax. Notwithstanding anything to the contrary contained in this definition, income or gain resulting from the disposition of or distribution to a Partner of any Partnership asset shall be computed by reference to the book value of such asset, notwithstanding that the adjusted tax basis of such asset differs from its book value.

         Indemnitees -- as defined in section 8.1(a).

         Investment Company Act -- the Investment Company Act of 1940, as the same may be amended hereafter from time to time.

         Limited Partners -- as defined in the introduction to this Agreement.

         NASD -- The National Association of Securities Dealers, Inc.

         Net Adjusted Capital -- with respect to each Partner, the initial Capital Contribution made by that Partner, as set forth in Schedule B, minus the excess, if any, of (i) Extraordinary Distributions made to such Partner pursuant to section 4.6 or 4.7 of this Agreement, over (ii) the sum of (x) such Partner's Residual Balance and (y) any gain or loss that would have been realized by the Partnership if it had sold an amount of Scotts Securities the value of which equaled the excess of the Extraordinary Distributions made to the Partner over that Partner's Residual Balance. For purposes of this definition, in the event of an Extraordinary Distribution, a Partner's Net Adjusted Capital will be calculated immediately prior to any decrease in that Partner's Residual Balance that results from such Extraordinary Distribution.

         Partners -- as defined in section 2.1.

         Partnership -- as defined in the introduction to this Agreement.

         Partnership Expenses -- all expenses payable by the Partnership pursuant to section 5.5.

         Permitted Withdrawal -- as defined in section 10.2.

         Person -- an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         Prohibited Withdrawal -- a voluntary withdrawal by a General Partner which is not a Permitted Withdrawal.

         Related Person -- as defined in section 2.2.

         Representative -- as defined in section 9.2.

         Residual Balance -- with respect to each Partner, the positive excess, if any, of (x) cumulative Income previously allocated to that Partner pursuant to section 3.3(a) of this

Agreement, over (y) the sum of (i) cumulative Expenses previously allocated to such Partner pursuant to Section 3.3(b) of this Agreement and (ii) cumulative distributions previously made to such Partner pursuant to sections 4.3, 4.4, 4.6 and 4.7 of this Agreement.

         Scotts -- The Scotts Company, an Ohio corporation.

         Scotts Preferred Stock -- the Class A Convertible Preferred Stock of Scotts.

         Scotts-Securities -- the Securities of Scotts issued to the Partnership or any of the Partners pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995, among Stern's Miracle-Gro Products, Inc., certain of its affiliates, the Partnership, the General Partners, the Charity and the other parties thereto.

         Securities -- any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, chooses in action, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options, and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment or financial instruments that may from time to time be available to the public or to any individual.

         Securities Act -- the Securities Act of 1933, as the same may be amended hereafter from time to time.

         Securities Exchange Act -- the Securities Exchange Act of 1934, as the same may be amended from time to time hereafter.

         Shareholder Designees -- the individuals selected by the General Partners in accordance with this Agreement to serve as directors of Scotts.

         Shareholders Representative -- the individual identified in the Merger Agreement as the Shareholders Representative, representing the Partnership and John Kenlon, and the successor to such individual designated by the General Partners in accordance with this Agreement.

         Substitute Limited Partner -- a Limited Partner who is admitted as a Substitute Limited Partner in accordance with the provisions of section 7.3.

         Successor General Partners -- as defined in section 10.2.

         Treasury Regulations -- the Income Tax Regulations promulgated under the Code, as the same may be amended hereafter from time to time.

         12.2. Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with generally accepted accounting principles ("GAAP") and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

13.      MISCELLANEOUS.

         13.1. Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that such Partner may have to maintain any action for partition of any of the Partnership's property.

         13.2. Entire Agreement. This Agreement and the agreements and documents expressly referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. They supersede any prior agreement or understanding among such parties.

         13.3. Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS.

         13.4. Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

         13.5. Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

         13.6. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         13.7. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

         13.8. Counterparts. This Agreement may be executed in one or more counterparts, which may include facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

         13.9. Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the General Partners deem necessary or appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

         13.10. Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred; provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

         13.11. Manner of Consent. Any consent required by this Agreement may be given as follows:

               (a) by a written consent given by the consenting Partner at or prior to the taking of the action for which the consent is solicited; provided that such consent shall not have been nullified by either (i) notification to the General Partners by the consenting Partner at or prior to the time of, or the negative vote by such consenting Partner at, any meeting held to consider the taking of such action or (ii) notification to the General Partners by the consenting Partner prior to the taking of any action which is not subject to approval at such meetings; or

               (b) by the affirmative vote by the consenting Partner to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

         13.12. Notices. Unless otherwise specified in this Agreement all notices and demands under this Agreement must be in writing and are effective upon receipt thereof. For purposes of notice, the addresses of the Limited Partners and the General Partners shall be as set forth on Schedule A attached to this Agreement and the address of the Partnership shall be as set forth in section 1.4. Any Partner or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of a Limited Partner or its assignee, directed to the Partnership at its offices as hereinabove set forth. Notices to any assignee of a Limited Partner shall be given to such Limited Partner unless such assignee has designated a different address therefor by written notice given in the manner hereinabove required.

         13.13. Grant of Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partners as its true and lawful attorneys and agents, in its name, place and stead to make, execute, acknowledge and, if necessary, file and record:

                (a) Any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Delaware Act or any other laws of the State of Delaware or pursuant to the requirements of any Governmental Authority having jurisdiction over the Partnership or which the General Partners shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement and a certificate of termination as provided in section 9.5.

                (b) Any certificate or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the General Partners deem appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) and to preserve the limited liability status of the Partnership in the jurisdictions in which the Partnership may acquire investment interests.

                (c) Any certificates or other instruments which may be required in order to effectuate any change in the membership of the Partnership or to effectuate the dissolution and termination of the Partnership pursuant to section 9.

                (d) Any amendments to any certificates or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this section or pursuant to section 13.9.

         13.14. Irrevocable and Coupled with an Interest; Copies to Be Transmitted. The powers of attorney granted under section 13.13 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partners pursuant to the powers of attorney granted in section
13.13 shall be transmitted to each Limited Partner promptly after the date of the execution of any such document.

         13.15. Survival of Power of Attorney. The powers of attorney granted in section 13.13 shall survive delivery of an Assignment by any Limited Partner of the whole or any part of such Partner's Partnership interest; provided that if such Assignment was of all of such Limited Partner's Partnership interest and the substitution of the assignee as a Limited Partner has been consented to by the General Partners, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the General Partners to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Limited Partner. Such powers of attorney shall survive the death, incapacity, dissolution or termination of a Limited Partner and shall extend to such Limited Partner's successors and assigns.

         13.16. Limitation of Power of Attorney. Except as expressly set forth in section 11.2, the powers of attorney granted under section 13.13 cannot be utilized by the General

Partners for the purpose of increasing or extending any financial obligation or liability of a Limited Partner or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Limited Partner without the written consent of such Limited Partner.

         13.17. Voting Rights. The Limited Partners shall be permitted to exercise any of the voting rights which may be prescribed from time to time in this Agreement unless, prior to the exercise by the Limited Partners of any specified voting right or rights, the Partnership shall have obtained (and furnished a copy thereof to each Limited Partner) an opinion of counsel for the Partnership acceptable to the Limited Partners to the effect that the exercise of such specified right or rights will adversely affect the limited liability of the Limited Partners.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, each of which counterparts, when taken together, shall constitute one and the same instrument.

                                          /s/ James Hagedorn
                                          --------------------------------------
                                          James Hagedorn

                                          /s/ Katherine Hagedorn Littlefield
                                          --------------------------------------
                                          Katherine Hagedorn Littlefield

                                          /s/ Paul Hagedorn
                                          --------------------------------------
                                          Paul Hagedorn

                                          /s/ Peter Hagedorn
                                          --------------------------------------
                                          Peter Hagedorn

                                          /s/ Robert Hagedorn
                                          --------------------------------------
                                          Robert Hagedorn

                                          /s/ Susan Hagedorn
                                          --------------------------------------
                                          Susan Hagedorn

                                          /s/ Katherine Hagedorn Littlefield
                                          --------------------------------------
                                          Katherine Hagedorn Littlefield as
                                          Custodian for Alexandra Hagedorn


                                          /s/ Katherine Hagedorn Littlefield
                                          --------------------------------------
                                          Katherine Hagedorn Littlefield as
                                          Custodian for Christopher Hagedorn


                                          /s/ Katherine Hagedorn Littlefield
                                          --------------------------------------
                                          Katherine Hagedorn Littlefield as
                                          Custodian for Nicholas Hagedorn

                                          COMMUNITY FUNDS, INC.


                                          /s/       Jane L. Wilton
                                             ----------------------------------
                                          Name:   Jane L.  Wilton
                                          Title:  Secretary and General Counsel

THE LIMITED PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE SAME HAVE BEEN INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNERS HAS BEEN RENDERED TO THE PARTNERSHIP THAT AN EXEMPTION FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS IS AVAILABLE. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF LIMITED PARTNERSHIP INTERESTS IS RESTRICTED AS PROVIDED IN THE LIMITED PARTNERSHIP AGREEMENT.



                                                             Schedule A

         Partner                                                          Contribution
--------------------------------           ---------------------------------------------------------------------------


  Name              Address

James           Beach Road                3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Port Washington,          Miracle-Gro            Gro Lawn Products          Products Limited
                NY 11050                  Products Inc.          Inc. Shares                Shares
                                          Shares

Katherine       124 Inwood Ave.           3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Upper Montclair,          Miracle-Gro            Gro Lawn Products          Products Limited
Littlefield     NJ 07043                  Products Inc.          Inc. Shares                Shares
                                          Shares

Paul            1750 Marlborough          3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Drive                     Miracle-Gro            Gro Lawn Products          Products Limited
                Atlanta, GA 30350         Products Inc.          Inc. Shares                Shares
                                          Shares

Peter           2702 Avenham              3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Ave.  S.W.                Miracle-Gro            Gro Lawn Products          Products Limited
                Roanoke, VA               Products Inc.          Inc. Shares                Shares
                24014                     Shares

Robert          7452 E.  Mercer           3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Way                       Miracle-Gro            Gro Lawn Products          Products Limited
                Mercer Island, WA         Products Inc.          Inc. Shares                Shares
                98040                     Shares

Susan           2456 8th Street           3536.052 Stern's       293.300 Miracle-           1628.430 Miracle-Gro
Hagedorn        Boulder, CO 80304         Miracle-Gro            Gro Lawn Products          Products Limited
                                          Products Inc.          Inc. Shares                Shares
                                          Shares

Community       Two Park Avenue           17,186 Scotts          977,786 Scotts
Funds, Inc.     New York, NY              Convertible            Series A Warrants,
                10016                     Preferred Shares       977,786 Scotts
                                                                 Series B Warrants,
                                                                 977,786 Scotts
                                                                 Series C Warrants


                                                  Allocation
------------------------------------------------------------------------------------------------------------------
                                                            General             Limited
                                         Interest           Partnership         Partnership
          Name                           Class              Units               Units                    Total
------------------------------------------------------------------------------------------------------------------

James Hagedorn                               A                  17                 1375                   1392

Katherine Hagedorn Littlefield               B                  17                 1375                   1392

Paul Hagedorn                                C                  17                 1375                   1392

Peter Hagedorn                               D                  17                 1375                   1392

Robert Hagedorn                              E                  17                 1375                   1392

Susan Hagedorn                               F                  17                 1375                   1392

Commnity Funds, Inc.                         G                  --                 1,000                  1,000


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





                                   Schedule B
--------------------------------------------------------------------------------

   Partners              Capital         Capital Account     Partnership
                      Contribution           Book              Units
--------------------------------------------------------------------------------

James Hagedorn          $31,225,000        $29,995,000      17 A General,
                                                            1323 A Limited
Katherine Hagedorn
Littlefield             $31,225,000        $31,225,000      17  B General
                                                            1375 B Limited

Paul Hagedorn           $31,225,000        $31,225,000      17 C General
                                                            1375 C Limited

Peter Hagedorn          $31,225,000        $31,225,000      17 D General
                                                            1375 D Limited

Robert Hagedorn         $31,225,000        $31,225,000      17 E General
                                                            1375 E Limited

Susan Hagedorn          $31,225,000        $31,225,000      17 F General
                                                            1375 F Limited

Alexandra Hagedorn          --                $410,000      17- 1/3 A  Limited

Christopher Hagedorn        --                $410,000      17- 1/3 A Limited

Nicholas Hagedorn           --                $410,000      17- 1/3 A Limited

Community Funds, Inc    $47,000,000        $47,000,000      1000 G Limited




                                       30